UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934
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MESA AIR GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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MESA AIR GROUP, INC.
410 North 44th Street, Suite 100
Phoenix, Arizona 85008

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on May 13, 2008

To Our Shareholders:

The Special Meeting of Shareholders of MESA AIR GROUP, INC., a Nevada corporation (the “Company”), will be held at the Company’s headquarters, which are located at 410 North 44th Street, Suite 100, Phoenix, Arizona 85008 on May 13, 2008, at 10:00 a.m., Arizona time, for the following purposes:

1.	To approve the issuance of such number of shares of the Company’s common stock as may be necessary to repurchase all of its outstanding Senior Convertible Notes due 2023 if the Company is required by noteholders to repurchase the Notes in accordance with the Indenture dated June 16, 2003, and if the Company elects to satisfy its repurchase obligation by issuing shares of common stock; and

2.	To transact such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

Management of the Company cordially invites you to attend the special meeting and vote on this important matter. The attached Proxy Statement explains the reasons for the proposal and why the Board of Directors encourages you to vote for approval of the proposal.

The Company’s Board of Directors has fixed the close of business on April 8, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting or any postponement or adjournment thereof. Shares of the Company’s common stock may be voted at the meeting only if the holder is present at the meeting in person or by valid proxy.

By Order of the Board of Directors

JONATHAN G. ORNSTEIN
Chairman of the Board and Chief Executive Officer

Phoenix, Arizona
April 17, 2008

IMPORTANT: IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THIS MEETING. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT
RECENT EVENTS
PROPOSAL NO. 1 TO BE VOTED ON
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

MESA AIR GROUP, INC.
410 North 44th Street, Suite 100
Phoenix, Arizona 85008

PROXY STATEMENT

The Board of Directors of MESA AIR GROUP, INC., a Nevada corporation (the “Company”), is soliciting proxies to be used at a special meeting of shareholders of the Company to be held on May 13, 2008, at 10:00 a.m., Arizona time, at the Company’s headquarters, which are located at 410 North 44th Street, Suite 100, Phoenix, Arizona 85008, and any adjournment(s) or postponement(s) thereof (the “Special Meeting”). This Proxy Statement and the enclosed form of proxy will be mailed to shareholders beginning April 17, 2008.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT

Q:	What am I voting on?

A:	You are voting on one proposal:

Issuance of such number of shares of the Company’s common stock as may be necessary to repurchase all of its outstanding Senior Convertible Notes due 2023 if the Company is required by noteholders to repurchase the Notes in accordance with the Indenture dated June 16, 2003, and if the Company elects to satisfy its repurchase obligation by issuing shares of common stock.

For a detailed description regarding the number of shares that may ultimately be issuable if the proposal is approved, see the Section of this Proxy Statement entitled “The Effect of the Common Stock’s Market Price.”

Q:	Why does the Company Need to Hold this Vote?

A:	Holders of the Company’s senior convertible notes due June 16, 2023 have the right to require the Company to repurchase the notes on June 16, 2008 at a price of $397.27 per $1,000 note plus any accrued and unpaid cash interest. While the Company cannot predict if some or all of the noteholders will exercise their right to require the Company to repurchase the notes, if all of the holders of the outstanding notes exercise their right to require the Company to repurchase the notes the Company will be required to repurchase the notes for approximately $37.8 million in cash, Common Stock, or a combination thereof. If the Company elects to use shares of Common Stock to satisfy its repurchase obligations, Nasdaq rules require that it not issue more than 20% of its Common Stock without shareholder approval. Without shareholder approval, the Company would only be able to issue up to 5,375,265 shares of Common Stock to satisfy its Note repurchase obligations. As an example, if the trading price of the Company’s Common Stock as calculated under the Indenture was $1.00 per share, the Company could only issue enough stock to satisfy approximately $5.4 million of its note repurchase obligations and would be forced to use approximately $32.4 million in cash. The Company is seeking shareholder approval for the issuance of additional shares of Common Stock in the event it elects to use such additional shares to satisfy its repurchase obligations. The Company has 75,000,000 shares of common stock that are authorized under its charter. Accordingly, as of the Record Date the maximum number of shares the Company could issue in satisfaction of Note repurchase obligations was 48,110,230. Depending on the number of Notes the Company is required to repurchase and on the trading price of its common stock at the time it is required to effect any repurchases, the Company may not have enough shares available to it under its charter to fully satisfy all of its Note repurchase obligations in common stock.

Q:	Who Can Vote?

A:	Shareholders of record as of the close of business on April 8, 2008 (the “Record Date”), may vote at the Special Meeting and at any adjournment or postponement of the meeting. Each shareholder has one vote for each share of Common Stock held of record on the Record Date. On the Record Date, 26,889,770 shares of the Company’s Common Stock, no par value per share (the “Common Stock”), were issued and outstanding.

Q:	How Can I Vote?

A:	All valid proxies received by the Secretary of the Company before the Special Meeting and not revoked will be exercised. All shares represented by proxy will be voted, and where a shareholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. If you do not specify on your proxy how you want to vote your shares and authority to vote is not specifically withheld, your shares will be voted as follows: (i) “for” the approval of the issuance of such number of shares of the Company’s Common Stock as may be necessary to repurchase all of its outstanding Senior Convertible Notes due 2023 if the Company is required by noteholders to repurchase the Notes in accordance with the Indenture dated June 16, 2003, and if the Company elects to satisfy its repurchase obligation by issuing shares of Common Stock (“Proposal No. 1”); and (ii) to transact such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof. Shareholders who hold their shares in “street name” (i.e., in the name of a bank, broker or other record holder) must vote their shares in the manner prescribed by their brokers. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Q:	Can I Revoke My Proxy?

A:	You can revoke your proxy at any time before it is exercised in one of three ways:

(1) by delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy.

(2) by duly executing and delivering to the Secretary of the Company a subsequent proxy relating to the same shares.

(3) by attending the meeting and voting in person, provided that the shareholder notifies the Secretary at the meeting of his or her intention to vote in person at any time prior to the voting of the proxy.

Q:	What is the Quorum Requirement of the Meeting?

A:	A majority of the outstanding shares on April 8, 2008, constitutes a quorum for voting at this Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum, but neither will be counted as votes cast. On April 8, 2008, there were 26,889,770 shares outstanding.

Q:	What Vote is Required?

A:	Under Nasdaq rules, the affirmative vote of a majority of shares present in person or represented by proxy is required to approve Proposal No. 1. Abstentions are treated as “shares present” at the meeting for purposes of determining if a quorum exists but will have no effect on the results of this vote.

Brokers holding shares for beneficial owners must vote these shares according to specific instructions they receive from beneficial owners. If specific instructions are not received, brokers may be precluded from exercising their discretion, depending on the type of proposal involved. Shares as to which brokers have not exercised discretionary authority or received instructions from beneficial owners are considered “broker non-votes,” and will be treated as “shares present” for purposes of determining whether there is a quorum, but will have no effect on the result of the vote.

Q:	Are there any Dissenter’s Rights or Appraisal Rights?

A:	Pursuant to applicable Nevada law, there are no dissenter’s or appraisal rights relating to the matters to be acted upon at the Special Meeting.

Q:	Who is Soliciting my Proxy to Vote on this Proposal?

A:	The Company’s Board of Directors is requesting your proxy to vote on this proposal.

Q:	What is the Voting Recommendation of the Board?

A:	The Board recommends a vote FOR this proposal.

Q:	Will any other Matters to Be Acted Upon at the Meeting?

A:	The Company does not know of any matters other than the proposal relating to the authorization to issue shares of Common Stock that are expected to be presented for consideration at the Special Meeting. If any other matters are properly presented at the meeting, the shares represented by proxies will be voted in accordance with the judgment of the proxyholder voting those shares.

Q:	Who is Paying for this Solicitation?

A:	The cost of soliciting proxies, including the cost of preparing and mailing the Notice and Proxy Statement, will be paid by the Company. Solicitation will be primarily by mailing this Proxy Statement to all shareholders entitled to vote at the meeting. Proxies may also be solicited by officers and directors of the Company personally or by telephone or facsimile, without additional compensation. The Company may reimburse brokers, banks and others holding shares in their names for others for the cost of forwarding proxy materials and obtaining proxies from beneficial owners.

The Company has engaged The Altman Group, a professional proxy solicitor, to solicit proxies on its behalf. The Company anticipates that the cost for the Altman Group’s proxy solicitation services will be approximately $5,500 plus certain additional fees the Company incurs relating to contacting shareholders and out of pocket costs.

Q:	Who Should I Contact if I Have any Questions?

A:	If you have any questions before you vote, please contact the Company’s proxy solicitor, The Altman Group, toll-free at 1-800-314-9816, and state that you are calling about Mesa Air Group, Inc.

RECENT EVENTS

On March 28, 2008, Delta Air Lines, Inc. (“Delta”) notified the Company of its intent to terminate the Delta Connection Agreement among Delta, the Company, and its wholly-owned subsidiary, Freedom Airlines, Inc. (“Freedom”), dated as of May 3, 2005 (as amended, the “Connection Agreement”). Delta seeks to terminate the Connection Agreement as a result of Freedom’s alleged failure to maintain a specified completion rate with respect to its ERJ-145 Delta Connection flights during three months of the six-month period September 2007 through February 2008.

If Delta is successful in terminating the Connection Agreement, the Company cannot predict as of the date of this proxy statement the total severity or extent of the combined impact of a termination upon the Company’s operations, revenues, employees or ability in the future to operate as a going concern. The ERJ-145 Delta Connection flights Delta is seeking to terminate generate in excess of $20 million per month in revenue for the Company and employ approximately 340 pilots, 170 flight attendants, 150 mechanics and 100 other support positions.

If Delta is successful in its efforts to terminate the agreement, the Company may be unable to redeploy the ERJ-145 aircraft in a timely manner or at the lease rates the Company receives under the Delta Connection Agreement.

The Company denies there is any basis for terminating the Connection Agreement and on April 7, 2008, the Company filed a lawsuit against Delta alleging breach of the Connection Agreement and seeking specific performance by Delta of its obligations under the Connection Agreement.

PROPOSAL NO. 1 TO BE VOTED ON

ISSUANCE OF SUCH NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK AS MAY BE NECESSARY TO REPURCHASE ALL OF ITS OUTSTANDING SENIOR CONVERTIBLE NOTES DUE 2023 IF THE COMPANY IS REQUIRED BY NOTEHOLDERS TO REPURCHASE THE NOTES IN ACCORDANCE WITH THE INDENTURE DATED JUNE 16, 2003, AND IF THE COMPANY ELECTS TO SATISFY ITS REPURCHASE OBLIGATION BY ISSUING SHARES OF COMMON STOCK

Introduction

On June 16, 2003, the Company issued senior convertible notes due June 16, 2023 (the “Notes”), which resulted in gross proceeds of $100.1 million. Pursuant to the indenture (the “Indenture”) dated June 16, 2003, among the Company, certain subsidiaries of the Company as guarantors, and US Bank N.A. as trustee (the

“Trustee”), the holders of the Notes have the right to require the Company to repurchase the Notes on June 16, 2008 at a price of $397.27 per $1,000 Note plus any accrued and unpaid cash interest. As a result of prior conversions of the Notes by the holders, at April 8, 2008, there were approximately $37.8 million (carrying value) in Notes outstanding. If all of the holders of the remaining outstanding Notes exercise their right to require the Company to repurchase all of the outstanding Notes, the Company will be required to repurchase the outstanding Notes for approximately $37.8 million in cash, Common Stock, or a combination thereof. The Company has the right to elect whether to use cash, stock, or a combination thereof to repurchase the Notes. If the Company elects to use shares of Common Stock to satisfy its repurchase obligations, Nasdaq rules require that it not issue more than 20% of its Common Stock without shareholder approval. Unless the Company obtains shareholder approval, it would only be able to issue up to 5,375,265 shares of Common Stock to satisfy its Note repurchase obligations. As an example, if the trading price of the Company’s Common Stock for purposes of the Indenture was $1.00 per share, the Company could issue stock to repurchase approximately $5.4 million in notes. The Company is seeking shareholder approval for the shares of Common Stock issuable in the event it elects to use additional shares of Common Stock to satisfy its repurchase obligations. The Company has 75,000,000 shares of common stock that are authorized under its charter. Accordingly, as of the Record Date the maximum number of shares the Company could issue in satisfaction of Note repurchase obligations was 48,110,230. Depending on the number of Notes the Company is required to repurchase and on the trading price of its common stock at the time it is required to effect any repurchases, the Company may not have enough shares available to it under its charter to fully satisfy all of its Note repurchase obligations in common stock. The terms of the Notes are described in greater detail below in the section entitled “Material Terms of the Notes.”

Why the Company is Seeking Shareholder Approval

As explained in additional detail below, if the Company elects to use shares of Common Stock to satisfy its repurchase obligations, it is subject to the following limitations:

•	Pursuant to NASDAQ Rules (as defined below), the Company is required to obtain shareholder approval to issue shares of Common Stock equal to 20% or more of the Common Stock outstanding before the issuance for less than the greater of book or market value of the stock.

•	As of April 1, 2008, the Company had outstanding 26,889,770 shares of Common Stock. Accordingly, unless the Company obtains shareholder approval, it will only be able to issue up to 5,375,265 shares of Common Stock to satisfy its Note repurchase obligations. Assuming the trading price of the Company’s Common Stock (as calculated under the Indenture) was $1.00 per share, the Company could issue stock to repurchase approximately $5.4 million in notes. Please note that this trading value is an assumption and that the Common Stock’s average market price and the resulting actual maximum value that the Company would be able to satisfy by issuing shares of Common Stock will ultimately be based upon the Common Stock’s average market price for the five trading day period ended June 11, 2008 pursuant to the formula set forth in the Indenture.

•	If all holders of Notes exercise their right to require the Company to repurchase all of their Notes and the Company is not able to issue more than 5,375,265 shares of Common Stock because shareholders do not approve Proposal 1, and assuming a trading price of $1.00 per share, the Company would be required to use cash to satisfy approximately $32.4 million of its Note repurchase obligations. A requirement to fund such amount in cash would have a material adverse effect on the Company’s financial condition.

•	If the Company does not have adequate cash resources to make any required cash repurchases of Notes in the event it does not receive shareholder approval to issue additional Common Stock, the Company may not be able to satisfy its Note repurchase obligations, in which case the Company could be in default under the Indenture and the Company’s business and operations could be materially adversely affected.

Applicable NASDAQ Rules

The Marketplace Rules of the NASDAQ Stock Market (the “NASDAQ Rules”) require shareholder approval in connection with a transaction for the sale, issuance or potential issuance by the Company of shares of Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20% or more of the Common Stock outstanding before the issuance for less than the greater of book or market value of the stock. Based on how the value of shares of Common Stock used in connection with a repurchase is calculated under the Indenture and on the current book and market value of our Common Stock, our use of Common Stock to satisfy our Note repurchase obligations could result in the issuance of shares for less than the greater of book or market value. As of April 1, 2008, the Company had 26,889,770 shares of Common Stock outstanding. Accordingly, in connection with any Note repurchase, based on its recent stock prices, unless the Company obtains shareholder approval, the Company may only issue up to 5,375,265 shares of Common Stock to satisfy its repurchase obligations without prior shareholder approval.

The Effect of the Common Stock’s Market Price

If the Company uses shares of Common Stock to satisfy its Note repurchase obligations, it will be required to issue that number of shares equal to the quotient obtained by dividing (i) the amount of cash to which holders of the Notes would have been entitled had the Company elected to pay all or a specified percentage, as the case may be, of the repurchase price in cash by (ii) the market price of a share of Common Stock. The “market price” of Common Stock means the average of the closing sale price of its Common Stock for the five trading day period ending on the third business day (if the third business day prior to June 16, 2008 is a trading day or, if not, then on the last trading day) prior to June 16, 2008, appropriately adjusted to take into account the occurrence, during the five trading day period, of certain events (i.e. stock splits, rights issuances and other distributions).

The below table illustrates the effect of the market price for the Company’s Common Stock and the resulting amount of Common Stock which may be issued without shareholder approval.

		Maximum Value of
	Number of Shares	Notes that Newly
	Issuable Without	Issued Common Stock
Market Price	Shareholder Approval	can Repurchase

$2.00	5,375,265	$10,750,530.00
$1.75	5,375,265	$9,406,713.70
$1.50	5,375,265	$8,062,897.50
$1.25	5,375,265	$6,719,081.20
$1.00	5,375,265	$5,375,265.00
$0.75	5,375,265	$4,031,448.70
$0.50	5,375,265	$2,687,632.50

The Company cannot predict what the applicable market price will ultimately be, but has used the above table for illustrative purposes. Each increase/decrease of $.50 per share would result in an increase/decrease of $2,687,632.50 in the amount of Notes that the Company could repurchase using Common Stock. The Company has considered the possible impact of a decline in the price of its Common Stock from its current level and is seeking approval to issue such number of shares of the Company’s Common Stock as may be necessary to repurchase all of the outstanding Notes if the Company is required by noteholders to repurchase the Notes and if the Company elects to satisfy its repurchase obligation by issuing shares of Common Stock.

The below table illustrates the effect of the market price for the Company’s Common Stock and the resulting amount of Common Stock that the Company must issue if all noteholders require the Company to repurchase the Notes and if it elects to satisfy its repurchase obligation solely by issuing shares of Common Stock.

		Number of
	Maximum Note	Shares of Common
	Repurchase	Stock that the
Market Price	Obligation	Company Must Issue

$2.00	$37,834,000	18,917,000
$1.75	$37,834,000	21,619,428
$1.50	$37,834,000	25,222,666
$1.25	$37,834,000	30,267,200
$1.00	$37,834,000	37,834,000
$0.75	$37,834,000	50,445,333
$0.50	$37,834,000	75,668,000

The Company wishes to retain the flexibility to use all cash, all stock or a combination thereof to satisfy its repurchase obligations in the event that holders of Notes exercise their right to demand repurchase. Moreover, if the Company does not obtain shareholder approval of this Proposal, it will not be able to issue more than 5,375,265 shares of Common Stock in connection with any repurchase of Notes and would be forced to use cash to satisfy the remainder of its repurchase obligations. There can be no guarantee that the Company would have adequate cash resources to satisfy the remainder of its Note repurchase obligations when they become due. Any such failure to have the ability to issue shares or have adequate cash could result in a default under the Indenture.

Limitation on Stock Issuances

In no event will the Company elect to satisfy its Note repurchase obligation by issuing shares of Common Stock or a combination of shares of Common Stock and cash if such election would cause any “person” or “group” (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934) to become the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly through one or more intermediaries, of more than 35% of the voting power of the outstanding voting stock of the Company.

Additionally, the Company’s articles of incorporation currently authorize the Company to issue up to 75,000,000 shares of Common Stock. As of the Record Date, the Company had 26,889,770 shares of Common Stock issued and outstanding. Therefore, on the Record Date, the Company could not have issued more than 48,110,230 shares of Common Stock. If holders of Notes exercise their right to demand repurchase and if, based on the market price of the Common Stock as determined under the Indenture, the Company is not able to issue enough shares of Common Stock to fully satisfy its Note repurchase obligations with Common Stock, the Company may still elect to satisfy a portion of its Note repurchase obligations with shares of Common Stock.

Effect on Outstanding Common Stock

The issuance of shares of Common Stock to satisfy the Company’s repurchase obligations with respect to outstanding Notes could have a dilutive effect on its earnings per share and on each shareholder’s percentage voting power. In addition, such issuance could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of the Company or remove incumbent directors from office.

Material Terms of the Notes

Interest.  Cash interest is payable on the Notes at a rate of 2.4829% per year on the principal amount at maturity, payable semiannually in arrears on June 16 and December 16 of each year, beginning December 16, 2003, until June 16, 2008. After that date, the Company will not pay cash interest on the Notes prior to maturity, and the Notes will begin accruing interest at a rate of 6.25% until maturity.

Maturity.  On June 16, 2023, the maturity date of the Notes, the principal amount of each Note will be $1,000. Due to prior conversions, the aggregate amount due at maturity, including interest accrued from June 16, 2008, will be $95.2 million ($37.8 million current carrying value).

Subsidiary Guarantors; Subordination.  Each of the Company’s wholly owned domestic subsidiaries is a guarantor of the Notes on an unsecured basis. The Notes and the Note guarantees are senior unsecured obligations and rank equally with the Company’s existing and future senior unsecured indebtedness. The Notes and the Note guarantees are junior to any of the Company’s secured obligations and any of the Company’s wholly owned subsidiaries to the extent of the collateral pledged.

Convertibility of the Notes.  The Notes are convertible into shares of the Company’s Common Stock at a conversion rate of 39.727 shares per $1,000 in principal amount at maturity of the notes which equals an initial conversion price of approximately $10.00 per share. This conversion rate is subject to adjustment in certain circumstances. Holders of the Notes may convert their Notes if: (i) after June 30, 2003, the sale price of the Company’s Common Stock exceeds 110% of the accreted conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding quarter; (ii) prior to June 16, 2018, the trading price for the Notes falls below certain thresholds; (iii) the Notes have been called for redemption; or (iv) specified corporate transactions occur.

Redemption of the Notes at the Company’s Option.  The Company may redeem the Notes, in whole or in part, beginning on June 16, 2008, at a redemption price equal to the issue price, plus accrued original issue discount, plus any accrued and unpaid cash interest.

Purchase of the Notes by the Company at the Option of the Holder.  The holders of the Notes may require the Company to repurchase the Notes on June 16, 2008 at a price of $397.27 per Note plus accrued and unpaid cash interest, if any, on June 16, 2013 at a price of $540.41 per Note plus accrued and unpaid cash interest, if any, and on June 16, 2018 at a price of $735.13 per Note plus accrued and unpaid cash interest, if any.

Events of Default.  In the event of a default on the Notes, the due date of the Notes may be accelerated if demanded by the Trustee or by holders of at least 25% of the principle amount of the Notes, subject to rescission of the acceleration by holders of 51% of the Notes if the rescission would not conflict with any judgment or decree and if all existing events of default have been cured or waived. The due date of the Notes is automatically accelerated without further action by holders of the Notes if certain bankruptcy-related events of default occur, subject to rescission of the acceleration as described in the previous sentence.

Registration of Notes.  Pursuant to a registration rights agreement entered into in connection with the Note Purchase Agreement, the Company filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (File No. 333-108490), which became effective on November 24, 2003, covering the resale of the Notes and the underlying Common Stock. The Company subsequently amended the shelf registration statement on two occasions, which amendments became effective on February 11, 2004 and November 18, 2004, respectively.

Further Information.  The terms of the Notes are complex and only briefly summarized above. For further information on the Notes and the rights of the holders of the Notes, please refer to the descriptions contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, and the Indenture and the Form of Note, which contain a complete statement of the terms and conditions of the Notes, and are filed as exhibits to such report.

Shares of Common Stock Issued in Exchange for Notes will be Registered Securities

Pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), shares of Common Stock that the Company uses to satisfy our Note repurchase obligations will be deemed registered securities under the Securities Act upon consummation of the exchange.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO APPROVE THE ISSUANCE OF SUCH NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK AS MAY BE NECESSARY TO REPURCHASE ALL OF ITS OUTSTANDING SENIOR CONVERTIBLE
NOTES DUE 2023 IF THE COMPANY IS REQUIRED BY NOTEHOLDERS TO REPURCHASE THE NOTES IN ACCORDANCE WITH THE INDENTURE DATED JUNE 16, 2003 AND IF
THE COMPANY ELECTS TO SATISFY ITS REPURCHASE OBLIGATION BY ISSUING
SHARES OF COMMON STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 8, 2008 by (i) each director of the Company, (ii) each of the Company’s officers named in the Summary Compensation Table (collectively, the “Named Executive Officers”), (iii) each person who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock, and (iv) all directors and executive officers as a group. Except as otherwise indicated below, each person named has sole voting and investment power with respect to the shares indicated.

	Amount and Nature of
	Beneficial Ownership
		Options/
		Warrants/
		Convertible
Name and Address of Beneficial Owner	Shares(1)	Notes(1)	Total(1)	Percent(1)

Dimensional Fund Advisors LP(2)	2,758,579	—	2,758,579	10.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Donald Smith & Co., Inc.(3)	2,865,381	—	2,865,381	10.7%
152 West 57th Street
New York, NY 10019
Heartland Advisors, Inc.(4)	4,081,940	—	4,081,940	15.2%
William J. Nasgovitz
789 North Water Street
Milwaukee, WI 53202
LSV Asset Management(5)	1,629,910	—	1,629,910	6.1%
1 N. Wacker Dr. Suite 4000
Chicago, IL 60606
Directors
Jonathan G. Ornstein(6)	228,770	1,689,846	1,918,616	7.1%
Daniel J. Altobello	9,221	72,457	81,678	*
Carlos Bonilla	3,721	4,515	8,236	*
Joseph L. Manson(7)	2,221	16,214	18,435	*
Robert Beleson	2,221	20,302	22,523	*
Maurice A. Parker	10,721	12,758	23,479	*
Peter F. Nostrand	30,721	12,884	43,605	*
Richard R. Thayer	6,221	4,515	10,736	*
Named Executive Officers
Michael J. Lotz	101,492	564,786	666,278	2.5%
Former Chief Financial Officer, George Murnane III(8)	9,101	53,333	62,434	*
William Hoke	1,000	—	1.000	*
Michael Ferverda	—	75,000	75,000	*
Brian S. Gillman	8,135	88,000	96,135	*

All directors and executive officers as a group (13 Individuals)	413,545	2,614,610	3,028,155	11.3%

*	Less than 1%

(1)	Includes options and warrants exercisable or convertible notes convertible on April 8, 2008 or within 60 days thereafter. Number of shares as reported by each company’s Schedule 13G. Holdings of less than 1% are indicated by “*”. Based upon 26,889,770 shares issued and outstanding as of April 8, 2008.

(2)	Based solely on the most recently available Schedule 13G filed with the Securities and Exchange Commission on March 5, 2008.

(3)	Based solely on the most recently available Schedule 13G filed with the Securities and Exchange Commission on February 8, 2008.

(4)	Based solely on the most recently available Schedule 13G filed with the Securities and Exchange Commission on February 8, 2008. Heartland Advisors, Inc. shares dispositive power over 4,081,940 shares and voting power over 3,884,040 shares with William J. Nasgovitz, its president and principal shareholder.

(5)	Based solely on the most recently available Schedule 13G filed with the Securities and Exchange Commission on February 12, 2008.

(6)	Includes 2,000, 2,000 and 5,000 shares held by Mr. Ornstein for his daughter, son and mother, respectively.

(7)	Includes 1,000 shares held by Barrow Grocery, which is controlled by Mr. Manson.

(8)	Mr. Murnane was terminated by the Company on November 5, 2007.

Shareholder Proposals for Action at the Company’s Next Annual Meeting

A shareholder proposal for shareholder action at the Company’s next Annual Meeting of Shareholders to be held in 2009, must be received by the Company’s Secretary at the Company’s offices no later than November 2, 2008, in order to be included in the Company’s proxy statement and form of proxy for that meeting. Such proposals should be addressed to the Corporate Secretary, Mesa Air Group, Inc., 410 North 44th Street, Suite 100, Phoenix, Arizona 85008. If a shareholder proposal is introduced at the 2009 Annual Meeting of Shareholders without any discussion of the proposal in the Company’s proxy statement, and the shareholder does not notify the Company on or before March 3, 2009, as required by the Securities and Exchange Commission’s Rule 14(a)-4(c)(1), of the shareholder’s intent to raise such proposal at the Annual Meeting of Shareholders, then proxies received by the Company for the 2009 Annual Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

Householding of Proxy Statement

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of its proxy statement to you if you call or write it at the following address or phone number: Mesa Air Group, Inc., 410 North 44th Street, Suite 100, Phoenix, Arizona 85008, 602-685-4000. If you would like to receive separate copies of annual reports and proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address and phone number.

Voting by Proxy

In order to ensure that your shares will be represented at the Special Meeting, please sign and return the enclosed Proxy in the envelope provided for that purpose, whether or not you expect to attend. Any shareholder may, without affecting any vote previously taken, revoke a written proxy by giving notice of revocation to the Company in writing or by executing and delivering to the Company a later dated proxy.

By Order of the Board of Directors

Jonathan G. Ornstein,
Chairman of the Board and Chief Executive Officer

MESA AIR GROUP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MESA AIR GROUP, INC. FOR THE SPECIAL MEETING OF SHAREHOLDERS
     The undersigned shareholder of Mesa Air Group, Inc., a Nevada corporation (the “Company”), hereby acknowledges receipt of the Notice of Special Meeting of Shareholders, dated April 17, 2008, and hereby appoints Jonathan G. Ornstein or Brian S. Gillman and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Shareholders of MESA AIR GROUP, INC. to be held at the Company’s headquarters, which are located at 410 North 44th Street, Suite 100, Phoenix, Arizona 85008, on May 13, 2008 at 10:00 a.m., Arizona time, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.
1.	ISSUANCE OF SUCH NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK AS MAY BE NECESSARY TO REPURCHASE ALL OF ITS OUTSTANDING SENIOR CONVERTIBLE NOTES DUE 2023 IF THE COMPANY IS REQUIRED BY NOTEHOLDERS TO REPURCHASE THE NOTES IN ACCORDANCE WITH THE INDENTURE DATED JUNE 16, 2003, AND IF THE COMPANY ELECTS TO SATISFY ITS REPURCHASE OBLIGATION BY ISSUING SHARES OF COMMON STOCK.

☐ FOR	☐ AGAINST	☐ ABSTAIN
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ISSUANCE OF SUCH NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK AS MAY BE NECESSARY TO REPURCHASE ALL OF ITS OUTSTANDING SENIOR CONVERTIBLE NOTES DUE 2023 IF THE COMPANY IS REQUIRED BY NOTEHOLDERS TO REPURCHASE THE NOTES IN ACCORDANCE WITH THE INDENTURE DATED JUNE 16, 2003, AND IF THE COMPANY ELECTS TO SATISFY ITS REPURCHASE OBLIGATION BY ISSUING SHARES OF COMMON STOCK, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY COME BEFORE THE MEETING. Dated:                                         , 2008

Please sign exactly as your name appears on the front of this Proxy Card. When shares are held in common or in joint tenancy, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

SIGNATURES:

Please return in the enclosed, postage-paid envelope.

I Will Will not attend the Meeting.